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                     September 21, 2022

       John W. Ketchum
       President and Chief Executive Officer
       NextEra Energy, Inc.
       700 Universe Boulevard
       Juno Beach, FL 33408

                                                        Re: NextEra Energy,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 18,
2022
                                                            File No. 001-08841

       Dear Mr. Ketchum:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation